EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 20, 2012, relating to the consolidated financial statements and financial statement schedule of Renewable Energy Group, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Renewable Energy Group, Inc. and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 22, 2013